Exhibit 10.91
THE PROGRESSIVE CORPORATION
DIRECTORS DEFERRAL PLAN
(2008 Amendment and Restatement)
1. Purposes of the Plan.
The purposes of this Plan are to attract and retain qualified Directors and to provide incentives to these Directors through the ability to defer their receipt of Fees and by providing Directors with the opportunity to participate in the Company’s growth.
2. Definitions.
(a) “Board” means the Board of Directors of the Company.
(b) “ Change in Control” means a change in the ownership of the Company, a change in effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each as determined in accordance with Section 409A of the Code.
(c) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto.
(d) “Common Shares” means units equivalent in value and dividend rights to Common Shares, $1.00 par value, of the Company.
(e) “Company” means The Progressive Corporation.
(f) “Deferred Account” means the account established by the Company for each Director who elects to defer the Fees payable to him as a Director.
(g) “Director” means any director of the Company who is not an employee of the Company.
(h) “Election Agreement” means the written election to defer Fees signed by the Director and in the form provided by the Chief Financial Officer of the Company.
(i) “Fees” means any fees payable in cash to a Director by reason of his or her serving on the Board and includes both “Retainer Fees” and “Meeting and Service Fees.” “Retainer Fees” means those Fees which are payable in cash to a Director by reason of his or her serving on the Board (without regard to attendance at meetings). “Meeting and Service Fees” means those Fees which are payable in cash to a Director (i) by reason of his or her attendance at meetings of the Board or any committee thereof, or (ii) for participation in meetings of the Company’s management, or other Board-related activities, for which such Director is entitled to receive compensation, as determined in the sole discretion of the Chairman of the Board.
(j) “Market Price” means the average of the high and low price at which a share of the Company’s Common Stock, $1.00 par value, is traded on the NYSE on a given date.
(k) “Member” means any Director who has at any time deferred the receipt of Fees in accordance with this Plan.
(l) “Plan” means The Progressive Corporation Directors Deferral Plan (2008 Amendment and Restatement), as set forth herein and as it may be amended from time to time.
(m) “Term” means the duration of the term for which a Director is elected.
(n) “Year” means the calendar year.
(o) Whenever appropriate, words used herein in the singular may be read as the plural and the plural may be read as the singular.
(p) Masculine pronouns used herein shall be deemed to refer to both women and men.

3. Election to Defer Fees.
(a) Eligibility.
A Director may elect to defer receipt of all or a portion of his Fees for any Year in accordance with Paragraph 3(b) hereof.
(b) Time of Election.
A Director desiring to defer all or a portion of his Fees for the upcoming Year must submit an Election Agreement to the Chief Financial Officer of the Company no later than the last day of the Year prior to the Year for which the election is to be effective.
Any Director who was not a Director during the previous Year may make an election to defer all or a portion of the Fees for the Year in which the Director is elected to the Board by delivering an Election Agreement to the Chief Financial Officer of the Company within thirty (30) days of such election to the Board. A Director fulfilling the above requirements shall be considered a “Member” for purposes of this Plan.
(c) Duration and Nature of Election.
Subject to the following sentence, a Member’s election to defer Fees shall continue in effect from Year to Year unless modified or revoked by the Member through written notice to the Chief Financial Officer of the Company prior to the beginning of the Year for which the revocation or modification is to apply. Modifications or revocations shall not apply retroactively, and once a Member has made, or is deemed to have made, an election to defer all or a portion of his Fees for a given Year, such election may not be modified or revoked.
4. The Amount and Date of Deferral.
The Election Agreement of the Member shall indicate the amount of Fees to be deferred and the date to which the Fees are to be deferred. The deferral of Retainer Fees shall be subject to Paragraph 7 hereof; the deferral of Meeting and Service Fees shall be to the earlier of (1) the date selected by the Member in an Election Agreement, which date shall not be earlier than six months and one day after the date on which such Fees are credited to the Member’s Deferred Account or (2) the date of the death of the Member. Subject to the preceding sentence, a Member may (i) select a lump-sum distribution or a series of distributions or installments and (ii) choose the date on which the lump sum shall be paid or the installments shall commence. The installments may not be more frequent than quarterly and may not consist of more than forty (40) quarterly or ten (10) annual installments. All payments will be made on or promptly after the first business day of a calendar quarter. In the case of the death of the Member, distribution of the deferred Fees shall be made in accordance with Paragraph 8.

5. Deferral Accounts.
(a) Accounts.
The Company shall establish and preserve one or more accounts for each Member. A Member shall designate on the Election Agreement whether to have the account valued on the basis of the Common Shares of the Company in accordance with Paragraph 5(b) hereof or on the basis of cash in accordance with Paragraph 5(c) hereof. A Member may defer a portion of his Fees into each type of account. The Company may establish separate accounts for a Member to properly account for amounts deferred under the two alternatives or during different years. An account valued on the basis of the Company’s Common Shares shall be known as a “Stock Account” and an account valued on the basis of cash shall be known as a “Cash Account.” Amounts held in a Stock Account may not be transferred to a Cash Account and vice versa.
(b) Stock Account.
Each Member’s Stock Account shall be credited as follows:
(i) Fees. On the last day of each calendar quarter, the Stock Account shall be credited with the number of Common Shares (whole or fractional, rounded to the nearest thousandth of a share) determined by dividing (A) the sum of the Fees that the Member elects to defer (or that he or she is deemed to have elected to defer under Paragraph 7 hereof) to his or her Stock Account that otherwise would have been paid to him or her during the quarter, by (B) the Market Price of the Company’s Common Shares, $1.00 par value, on the last business day of such quarter.
(ii) Dividends. Except as provided in the final sentence of Paragraph 6 hereof, on the date on which a dividend is paid on (or any other distribution is made on account of) the Company’s Common Shares, $1.00 par value, the Stock Account shall be credited with the number of Common Shares (whole or fractional, rounded to the nearest thousandth of a share) determined by dividing (A) the dollar amount that the Member would have received with respect to the number of Common Shares held in his or her Stock Account on the applicable record date if such Common Shares had been actual shares of the Company’s Common Shares, $1.00 par value, by (B) the Market Price of the Company’s Common Shares, $1.00 par value, on the date on which such dividend is paid.
(c) Cash Account.
If a Member elects to have a portion of his Fees deferred into a Cash Account, there will be credited to his Cash Account, on the last day of each quarter, an amount equal to the sum of (i) the Fees he elects to defer to his Cash Account which otherwise would have been paid to him during the quarter and (ii) interest on the balance in the Cash Account on the first day of such quarter at a rate based on the rate of interest offered by National City Bank, Cleveland, Ohio, on the last business day of such quarter on new three-month certificates of deposit.

(d)	Claims of General Creditors.
All compensation deferred and amounts credited to the Cash and Stock Accounts under this Plan shall remain a part of the general assets of the Company. Accordingly, the compensation deferred under this Plan is subject to the claims of the Company’s general creditors.
6. Payment of Accounts.
The accounts established and maintained for each Member shall be distributed in a lump sum or installments. The selection of the distribution date(s) and the method of distribution are to be indicated on the Election Agreement to be submitted by the Member.
A Member may elect to change the distribution date(s) and method of distribution set forth in an Election Agreement governing fees deferred in past years. Each such change must be made in writing and on such forms as the Company shall specify. Each such change must be delivered to the Company at least one (1) year prior to the distribution date being changed and shall delay the payment or commencement of the distribution for a period of at least five (5) years following the date such distribution otherwise would have been made or would have commenced. In the case of a distribution to be made in installments, the provisions of this paragraph shall apply to each installment payment as if each such installment payment were a separate distribution.
Changes in the method of and time for payment of the amount of an account may be effected as to Fees deferred for future Years by notifying the Chief Financial Officer in writing prior to the beginning of the Year for which the modification is to apply in accordance with Paragraph 3 above.
Notwithstanding the foregoing, if a Change in Control occurs, each Member’s entire account balance shall be distributed to such Member within thirty (30) days following the Change in Control.
With respect to all distributions to be made under the Plan, the following rules shall apply:
(i) All distributions, whether from a Stock Account or a Cash Account, shall be paid in cash subject to withholding or deduction by the Company of any taxes, contributions, payments and assessments which the Company is now or may hereafter be required or authorized by law to withhold or deduct from distributions;
(ii) The amount of the distribution from the Stock Account shall be valued based on the Market Price of the Company’s Common Shares, $1.00 par value, on the last business day of the calendar quarter immediately preceding the distribution date; and
(iii) The amount of the distribution from the Cash Account shall be valued based on the value of the Cash Account on the last business day of the calendar quarter immediately preceding the distribution date.
In the event a Member elects to receive installment payments, the following rules shall apply:
(i) The balance of the Stock Account shall be credited, pursuant to Paragraph 5(b) above, with additional Common Shares upon the payment of dividends until the Stock Account is completely distributed;

(ii) The balance of the Cash Account shall be credited, pursuant to Paragraph 5(c) above, with interest quarterly until the Cash Account is completely distributed; and
(iii) The amount of each installment shall be determined by dividing the value of the Stock Account, the Cash Account, or both, by the number of installments remaining to be paid to the Member.
Notwithstanding anything to the contrary contained herein, if:

(a)
a Member would otherwise be entitled to have an amount equal to a dividend (or other distribution) credited to his or her Stock Account under Paragraph 5(b) hereof in respect of Common Shares held in such Stock Account on the record date for such dividend (or other distribution);

(b)
the cash equivalent of such Common Shares (or a portion of such Common Shares) was distributed hereunder to the Member after the record date but before the payment date for such dividend (or other distribution); and

(c)	such distribution from the Stock Account was either a lump sum distribution or the final payment of an installment distribution hereunder, then the amount equal to such dividend (or other distribution) in respect of the Common Shares that were so distributed shall not be credited to the Member’s Stock Account, and such amount shall be distributed to the Member in cash as soon as practicable after the payment date for such dividend.
7. Minimum Deferral.
Retainer Fees shall be deferred as provided in this Paragraph 7. Absent the filing by a Director of an Election Agreement deferring into a Stock Account all Retainer Fees which are payable to such Director until a date which is on or after the Retainer Fee Minimum Deferral Date (as herein defined), the Director shall be deemed to have filed an election deferring such Fees until the Retainer Fee Minimum Deferral Date, electing to have such Fees deposited to a Stock Account and indicating that such Fees shall be distributed in a lump sum on the first day of the calendar quarter immediately following the Retainer Fee Minimum Deferral Date. For purposes hereof, the Retainer Fee Minimum Deferral Date shall be the later of (a) the date which is six (6) months and one day after the date upon which the Retainer Fees are credited to a Stock Account or (b) the date of the expiration of the Director’s then current Term.
8. Death of Member.
A Member may, in the Election Agreement described in Paragraph 3 above, provide that, in the event of his death prior to the date or dates on which his account balance is distributable, the account balance shall be distributed to his estate or designated beneficiary in a single distribution. This election shall be made at the time of the election contemplated by Paragraph 3 above. If no such election is made, the account balance shall be distributed to the estate of the deceased Member in a single distribution as soon as administratively feasible following the Member’s death.

9. Valuation of Accounts.
Each account shall be valued as of the last day of each calendar quarter until payment of the account in full to the Member in accordance with Paragraph 6. Each Member shall receive a statement of his accounts not less than annually.
10. Capital Changes.
In the event of any change in the number of outstanding Common Shares, $1.00 par value, of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or a similar corporate change, the Board shall determine, in its sole discretion, the extent to which such change equitably requires an adjustment in the number of Common Shares held in the Stock Accounts and such adjustment shall be made by the Company and shall be conclusive and binding on all Members of the Plan.
11. Deferred Vesting of Common Shares.
Retainer Fees credited to a Member’s Stock Account (whether as a result of filing an election under Paragraph 3(b) or a deemed election under Paragraph 7) shall not vest upon their being credited to the Member’s Stock Account, but shall become vested only upon the expiration of the Term of such Director to which the Fees relate or upon such Director’s earlier death, resignation due to disability or removal without cause. If a Director ceases to be a Director for any reason other than death, resignation due to disability or removal without cause, the Director shall forfeit all Retainer Fees credited to his Stock Account during his unexpired Term, along with any dividends attributable thereto, and the Member’s Stock Account shall be reduced accordingly.
12. Administration.
This Plan shall be administered by the Board or by an appropriate Committee of Directors selected by the Board. The Board or the appropriate Committee shall have the sole right and authority to interpret and construe the provisions of this Plan, and its decisions on any matter or dispute arising under the Plan shall be binding and conclusive upon the Members. If a Member is part of the Board or Committee that administers this Plan, he shall not participate in any deliberations or actions of the Board or such Committee relating exclusively to his membership or participation in this Plan.
13. Termination.
Notwithstanding any other provision of the Plan, the Board may terminate the Plan at any time for any reason without any liability to any Member, beneficiary or other person for any such termination or for any other action taken pursuant to this Paragraph 13. Following termination of the Plan, and notwithstanding the provisions of any Election